Exhibit 99.1

FROM:                                   FOR:
BlueFire Partners                       MEDTOX Scientific, Inc.
150 South Fifth St., Suite 1300         402 West County Road D
Minneapolis, Minn. 55402                St. Paul, Minn. 55112
Contact: Doug Ewing (612) 344-1036      Contact: Richard J. Braun (877) 715-7236


FOR IMMEDIATE RELEASE

           MEDTOX SCIENTIFIC WILL RECORD TAX BENEFIT IN THIRD QUARTER

ST. PAUL, Minn. - Oct. 11, 2002 -- MEDTOX Scientific, Inc. (AMEX:TOX) announced today that it will record a $10.8 million non-cash tax benefit as part of third quarter earnings. The tax benefit is being recorded to increase deferred tax assets to an amount that is more likely than not to be realized in accordance with Statement of Financial Accounting Standard (SFAS) No.109, Accounting for Income Taxes. The reduction in the valuation allowance was based on the weight of available evidence, including the Company's recent historical performance and projected future results. The tax benefit will increase net income by $10.8 million in the third quarter.

The Company will be holding a teleconference to discuss third quarter results on Thursday, Oct. 17, at 9:30 a.m. Central Time (10:30 a.m. Eastern). More detail will be available at that time. MEDTOX is scheduled to release financial results for the quarter at approximately 6:00 a.m. CDT on Oct. 17.

The conference call can be heard by dialing 877-381-6503 a few minutes prior to the scheduled start time on Oct. 17. Callers should ask for the MEDTOX quarterly conference call. A simultaneous webcast of the call will be available on the MEDTOX website in the "investors" section at www.medtox.com.

An audio replay of the conference call will be available through Oct. 24 at 800-642-1687, reservation code # 6028604. International callers may access the replay at 706-645-9291, reservation code # 6028604.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page.
For more information see http://www.medtox.com.


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